Exhibit 8.1

Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

August 5, 2021

Board of Directors

Aquesta Financial Holdings, Inc.

19510 Jetton Road

Cornelius, North Carolina 28031

Board of Directors

United Community Banks, Inc.

125 Highway 515 East

Blairsville, Georgia 30512

Re:	Tax Consequences—Merger of Aquesta Financial Holdings, Inc. with and into United Community Banks, Inc.

Ladies and Gentlemen:

We have acted as counsel to Aquesta Financial Holdings, Inc., a Nevada corporation (“Aquesta”), in connection with the proposed merger (the “Merger”) of Aquesta with and into United Community Banks, Inc. (“UCBI”), pursuant to the Agreement and Plan of Merger and Reorganization dated May 26, 2021 (the “Merger Agreement”), by and between UCBI and Aquesta. The Merger Agreement provides for the merger of Aquesta with and into UCBI, with UCBI as the surviving entity. This opinion is being rendered at your request, in connection with the filing by UCBI of a registration statement (the “Registration Statement”) on Form S-4 with the Securities and Exchange Commission (the “Commission”) in connection with the Merger. Any term with initial capital letters used and not defined herein has the meaning given to it in the Merger Agreement and the Registration Statement.

In providing the opinion set forth below, we have relied, with your consent, upon the representations and warranties contained in and the facts described in the Merger Agreement, the Registration Statement and the proxy statement/prospectus contained therein (the “Proxy Statement/Prospectus”), certain written representations made by officers of Aquesta and UCBI on behalf of Aquesta and UCBI, respectively, relevant to this opinion (the “Representation Letters”), and such other records, documents, and other instruments as we have deemed appropriate for the purposes of this opinion letter.

Aquesta Financial Holdings, Inc.

United Community Banks, Inc.

August 5, 2021

Facts

At the Effective Time, Aquesta will merge with and into UCBI. UCBI will be the surviving corporation in the Merger and continue its corporate existence under the laws of the State of Georgia, and the separate existence of Aquesta will thereupon cease. Pursuant to the Merger, each issued and theretofore outstanding share of common stock of Aquesta (“Aquesta Common Stock”) (including each issued and outstanding share of Aquesta Series A Convertible Perpetual Preferred Stock, which will automatically convert to 100 shares of Aquesta Common Stock immediately prior to the Merger), except for (i) treasury stock or shares owned by Aquesta or UCBI (in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted) and (ii) shares held by Aquesta stockholders who properly exercise dissenters’ rights) will be converted into the right to receive, without interest, at the election of the holder, one of the following: (i) 0.6386 shares of common stock of UCBI (“UCBI Common Stock”); (ii) $21.50 in cash; or (iii) a combination of cash and UCBI Common Stock. Aquesta stockholders will have the right to elect the form of consideration paid, subject to the limitations that at least 70% of the outstanding shares of Aquesta Common Stock will be exchanged for UCBI Common Stock and no more than 30% of the outstanding shares of Aquesta Common Stock will be exchanged for cash consideration. Cash will be paid in lieu of the issuance of fractional shares of UCBI Common Stock. Additional relevant facts pertaining to Aquesta, UCBI and the Merger are set forth in the Merger Agreement and in the Representation Letters.

Assumptions

In rendering our opinion, we have relied upon the following assumptions with your permission:

1.            The factual statements and representations contained in the Merger Agreement and the Representation Letters are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such factual statements and representations made “to the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications. The Merger Agreement and the Representation Letters reflect all material facts relating to the Merger, Aquesta, and UCBI.

2.            As to all matters occurring in the future with respect to which a person or entity has represented that such person or entity expects an event or action to occur or to not occur, we have assumed that such event or action in fact will occur or will not occur in accordance with such representation.

3.            The Merger will be consummated in accordance with the terms of the Merger Agreement, and none of the terms and conditions therein have been waived or modified in any respect or will be waived or modified in any respect before the Effective Time.

4.            Aquesta’s only outstanding stock (as that term is used in section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)) as of the Effective Time and for which any Merger Consideration will be issued will be the Aquesta Common Stock.

Aquesta Financial Holdings, Inc.

United Community Banks, Inc.

August 5, 2021

5.            As to all matters with respect to which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, we have assumed that there is in fact no such plan, intention, understanding, or agreement.

6.            Other than the Merger Agreement, there are no understandings or agreements between or among Aquesta, UCBI, or their respective affiliates that bear directly or indirectly on the Merger.

7.            Aquesta and UCBI will report the Merger on their federal income tax returns in a manner consistent with the opinion set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Code or Treasury Regulations promulgated thereunder.

8.            The aggregate amount of cash paid or distributed to Aquesta stockholders in exchange for shares of Aquesta Common Stock in connection with the Merger, whether by reason of exercise of statutory dissenters’ rights, payments in lieu of fractional shares, or payments for shares of Aquesta Common Stock exchanged and canceled in the Merger, will not exceed the value of UCBI Common Stock issued to Aquesta stockholders in the Merger.

9.            The aggregate fair market value of any UCBI Common Stock plus any cash received by each Aquesta stockholder in exchange for Aquesta Common Stock will be approximately equal to the fair market value of the Aquesta Common Stock surrendered in the Merger.

10.          All documents submitted to us as certified, conformed, or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

In rendering our opinion, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Representation Letters), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.

Aquesta Financial Holdings, Inc.

United Community Banks, Inc.

August 5, 2021

Opinion

Based upon the foregoing and subject to (i) the completion of the proceedings being taken or contemplated to be taken pursuant to the Merger Agreement providing for the Merger, and (ii) the limitations, qualifications, and assumptions set forth herein, we are of the opinion that (under existing law):

1.            The Merger will qualify as a “reorganization” for federal income tax purposes within the meaning of section 368(a) of the Code.

2.            The discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger”, subject to the limitations, qualifications, and assumptions described therein, sets forth the material United States federal income tax consequences applicable to Aquesta stockholders in the Merger.

Qualifications

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, qualifications and caveats:

1.            We express no opinion as to the laws of any jurisdiction, or of any transactions related to the Merger or contemplated by the Merger Agreement, other than the provisions of federal income tax laws under the Code and their applicability to the Merger as specified above. Our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied.

2.            Based on your consent and agreement, our opinion is limited to the specific matters described in our opinion above, and does not address any other federal, state, local, or foreign tax matters, issues, or consequences that may result from the Merger or any transaction related thereto (including any transaction undertaken in connection with the Merger). Our opinion does not deal with all aspects or details of federal taxation that may be relevant to Aquesta, UCBI, or their respective stockholders, or that may be relevant to a particular stockholder of Aquesta or UCBI based on his, her, or its specific tax situation. In particular, we express no opinion regarding (i) whether and the extent to which any Aquesta stockholder, optionholder or warrantholder who has provided or will provide services to Aquesta or UCBI or any of their affiliates will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the UCBI stock or options or warrants received by any such stockholder, optionholder, or warrantholder in the Merger; (iii) the potential application of the “golden parachute” provisions (sections 280G, 3121(v)(2), and 4999) of the Code, the alternative minimum tax provisions (sections 55, 56, and 57 of the Code), sections 108, 305, 306, 341, 424, or 1244 of the Code, or the Treasury Regulations promulgated under such Code provisions; (iv) other than the fact that the Merger will be a reorganization within the meaning of Code section 368(a), the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of UCBI or Aquesta after application of any provision of the Code, the Treasury Regulations promulgated thereunder, and judicial interpretations thereof; (v) the tax consequences of any transaction (other than the Merger) in which UCBI’s stock or a right to acquire UCBI’s stock was received; and (vi) the tax consequences of the Merger (including the opinion set forth above) as applied to holders of options or warrants for Aquesta stock or UCBI stock, or that may be relevant to the holders of shares of Aquesta or UCBI and/or holders of options or warrants for Aquesta’s stock or UCBI’s stock who hold their shares or options or warrants as part of a “straddle” or “conversion” transaction or who are dealers in securities, foreign persons, trusts, or other entities, or holders of shares acquired upon exercise of stock options or in other compensatory transactions. Certain categories of stockholders or holders of options or warrants of Aquesta, such as corporate and/or foreign holders, may be subject to special rules not discussed herein.

3.            The foregoing opinion is being furnished for the purpose referred to in the first paragraph of this letter, and, except as noted below, this letter is not to be used or relied upon for any other purpose without our prior written consent in each instance. The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein. Unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, nor is it to be filed with or furnished to any governmental agency or other person, except as otherwise set forth in this opinion or as required by law.

Aquesta Financial Holdings, Inc.

United Community Banks, Inc.

August 5, 2021

4.            This opinion represents our best legal judgment as of the date hereof, but it has no binding effect or official status of any kind. This opinion is based on current provisions of the Code and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant as of the date hereof. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, in certain circumstances with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Merger Agreement or the Representation Letters, may affect the continuing validity of the opinion set forth herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

5.            An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinion set forth herein, or that if challenged by the Internal Revenue Service, the opinion will be sustained by the court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references therein to our firm. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules or regulations promulgated thereunder by the Commission.

Very truly yours,

Wyrick robbins Yates & ponton llp

/s/ WYRICK ROBBINS YATES & PONTON LLP